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News release via Canada NewsWire, Toronto 416-863-9350

            Attention Business Editors:
            Cinram International signs Metro-Goldwyn-Mayer Studios agreement

            Wins Multi-year DVD and VHS manufacturing and distribution contract

            TORONTO, March 1 /CNW/ - Cinram International Inc. (TSX: CRW) today announced that it has signed a multi-year agreement with Metro-Goldwyn-Mayer Studios, Inc. (NYSE: MGM) for DVD and VHS manufacturing and distribution in the United States and Canada.

            "We're very proud to have won the MGM contract and are grateful for their confidence in us," says Cinram chief executive officer Isidore Philosophe. "MGM is a true icon of the American film industry, and we're pleased to expand our relationship with them."

            With more than 4,000 movies, MGM boasts the world's largest library of modern films, including the James Bond, Rocky, Pink Panther and Legally Blonde franchises and award-winning works by prominent directors such as Woody Allen and Ingmar Bergman. In 2003, MGM commanded 17 percent of domestic library DVD market share, second among all studios. Upcoming features from MGM and its specialty subsidiary United Artists include "Barbershop 2," "Walking Tall," "De-lovely," Golden Globe winner "Osama," "Be Cool," "Agent Cody Banks 2," "Soul Plane," "Beauty Shop" and "Saved!"

            "Cinram has a proven track record of making the investment to support its customers' evolving needs, and for tailoring its services and systems for a seamless manufacturing and distribution process," says Eric Villette, senior vice president, operations for MGM Home Entertainment. "Their commitment to understanding our business and to helping us succeed makes them best in class in our view."

            Cinram has had a relationship with MGM Home Entertainment in Canada for nearly a decade. Pending the signature of a long-term contract, Cinram began manufacturing and distributing MGM product for both the United States and Canada in December, under a transitional agreement. Today's announcement confirms the signature of a multi-year agreement under which Cinram will become the exclusive manufacturer and distributor of MGM DVD and VHS products in both countries. Terms of the deal were not disclosed.

            "With DVD growing at such a fast pace, Cinram knows its customers require manufacturing and distribution services that can bring their product to market in the fastest, most efficient way," concludes Philosophe.

            About Cinram

            Cinram International Inc. is one of the world's largest independent providers of pre-recorded multimedia products and logistics services. With facilities in North America and Europe, Cinram manufactures and distributes pre-recorded DVDs, VHS video cassettes, audio CDs, audiocassettes and CD-ROMs for motion-picture studios, music labels, publishers and computer software companies around the world. The Company's shares are listed on the Toronto Stock Exchange (CRW) and are included on the S&P/TSX Composite Index. For more information, visit our Web site at www.cinram.com.

            About MGM

            Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the world's largest modern film library, comprised of about 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer
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Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching more than 100 countries on six continents. For more information, visit www.mgm.com.

            About MGM Home Entertainment

            MGM Home Entertainment, a unit of Metro-Goldwyn-Mayer Studios Inc., controls the home video, DVD and video-on-demand rights to the world's largest library of modern films. The company manages worldwide home-video, DVD and video-on-demand distribution rights to United Artists and current Metro-Goldwyn-Mayer theatrical releases, as well as titles from the Orion, Goldwyn and Polygram libraries, totalling about 4,000 films. For more information about MGM Home Entertainment, its products and services, go to www.mgmhomevideo.com.
            %SEDAR: 00002065E

            /For further information: Lyne Beauregard, Cinram International Inc., Tel: (416) 321-7930, lynebeauregard@cinram.com; David Bloom, MGM, Tel:
(310) 449-3660, dbloom@mgm.com/
            (CRW.)

CO: Cinram International Inc.

CNW 08:23e 01-MAR-04